Exhibit 99.1

NEWS RELEASE

GP Strategies Elects New Board Member Laura Gurski

Columbia, MD. April 24, 2015 – Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) announced that Laura L. Gurski has been elected to serve on its Board of Directors, effective April 20, 2015.

Laura Gurski is currently a partner at A.T. Kearney, a leading global management consulting firm. She also serves as Global Head of Practices, Chairwoman of the Portfolio and Governance Committee and Member of the Senior Leadership Team at A.T. Kearney. She earned a masters of management from the J.L. Kellogg School of Management at Northwestern University, with an emphasis in strategy, finance and international business, and a bachelor of science from Northern Illinois University.

“We are pleased to have Laura join our board,” commented Scott Greenberg, Chief Executive Officer. “Laura comes to us through the efforts of our Nominating/Corporate Governance Committee, working with an outside search firm, and brings extensive consulting experience with large global clients across multiple industries. We will benefit from her experience and insight into doing business internationally as GP Strategies continues to expand globally."

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers.

© 2015 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925